EXHIBIT 99.1

Eugene B. Settler

February 11, 2014

Board of Directors of Astika Holdings, Inc.

Gentlemen:

Effective on February 11, 2014, I hereby resign as the Chairman of the Board of Directors, President, Chief Executive Officer, Chief Financial Officer and Treasurer and as a director of Astika Holdings, Inc., a Florida corporation (the “Company”), and Astika Music Entertainment, Inc., a Florida corporation.

My resignation does not in any way imply or infer any dispute or disagreement with the Company or its management relating to the Company’s operations, policies or practices.  Also, my resignation does not in any way imply or infer any dispute or disagreement with Astika Music Entertainment, Inc. or its management relating to Astika Music Entertainment, Inc.’s operations, policies or practices.

Sincerely,

/s/  Eugene B. Settler
       Eugene B. Settler